Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors

New Source Energy Partners L.P.

Oklahoma City, Oklahoma

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of New Source Energy Partners L.P., to be filed with the United States Securities and Exchange Commission on or about June 26, 2015, of our estimates of reserves contained in our report entitled “New Source Energy Partners, LP; Estimated Reserves and Future Net Revenue as of December 31, 2014.”

Yours truly,

RALPH E. DAVIS ASSOCIATES LLC

By:	/s/ Allen C. Barron
Allen C. Barron, P.E. President

Houston, Texas

June 26, 2015